Exhibit 23(b)




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Thomas Industries Inc.:

We consent to incorporation by reference in the registration statements (No. 33-16257), (No. 33-51653), (No. 33-54689), and (No. 33-59099) on Form S-8 and in
the registration statement (No. 333-05629) on Form S-3 of Thomas Industries Inc. of our report dated February 7, 1996, relating to the consolidated balance sheet of Thomas Industries Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of Thomas Industries Inc.




                              /S/ KPMG PEAT MARWICK LLP




Louisville, Kentucky
March 17, 1997